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                                                                    EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made effective as of May 1, 2000 between W-H ENERGY SERVICES, INC., a Texas corporation (hereinafter called the "Company" or "W-H") and William J. Thomas, III (hereinafter called the "Employee").

     WHEREAS, the parties hereto desire to enter into a contract to provide for the employment of Employee by the Company;

     NOW, THEREFORE, the parties hereto mutually agree as follows:

     1. The Company hereby employs the Employee and the Employee hereby agrees to serve the Company as Vice President of W-H Energy Services, Inc. or in such other capacity as may be mutually agreed. Employee agrees to devote his full time, energy and ability to the Company and its subsidiaries, except for incidental attention to the management of his personal affairs.

     2. The employment of the Employee shall continue from the date hereof for a period ending in three (3) years and shall be automatically renewed for an additional three (3) year term expiring on April 30, 2006, unless the Company notifies Employee in writing on or before March 1, 2003 of the Company's election not to renew this Employment Agreement or Employee notifies the Company in writing on or before March 1, 2003 of Employee's election not to renew this Employment Agreement.

     3. The Company shall pay to the Employee during the term of his employment, a salary at the annual rate of $250,000 payable in accordance with the Company's usual payroll practices plus an automobile or automobile allowance. Employee shall be entitled to receive incentive compensation up to a maximum of 100% of his base compensation each year, as shall be determined by the W-H Compensation Committee. W-H shall furnish Employee with all the fringe benefits made available by W-H to the executive officers of W-H and its subsidiaries, recognizing that such fringe benefits may be changed from time to time. Employee's salary will be reviewed every two years by the W-H Compensation Committee for possible increases based on Employee's performance.

     4. In the event of Employee's death or permanent disability, which disability in the opinion of a physician selected by the Company renders him totally incapable of performing the services contemplated under his Employment Agreement, while in the employ of the Company, in addition to the other provisions of this Employment Agreement, the Company shall pay to Employee or the Estate of Employee, as the case may be, the base compensation which would otherwise be payable to Employee hereunder for a period of six (6) months after such permanent disability or death occurs. The Employee is entitled to obtain a second opinion, at the Company's cost, regarding his disability. If the physician chosen by the Employee disagrees with the Company physician, the Parties will obtain the opinion of a physician mutually agreeable to the first two physicians, whose opinion will decide whether the Employee is totally disabled and unable to perform under this Agreement.

     5. In the event Employee voluntarily terminates his employment hereunder, Employee shall be entitled to receive only his salary to the date of such termination and shall not be entitled to receive any incentive compensation he might otherwise have been entitled to receive hereunder.

     6. Except as provided in paragraph 7 hereunder, in the event Employee's employment is terminated by the Company, Employee shall be entitled to receive his salary for two (2) years, however, Employee shall not be entitled to receive any incentive compensation he might otherwise have been entitled to receive hereunder.

     7. The Company shall deem any of the following events as cause for the termination of this Employment Agreement:

         (a) Proven dishonesty by Employee or misappropriation of funds or property of the Company by Employee;



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         (b)  Willful breach by Employee of his duties hereunder; or

         (c) Conduct on the part of Employee which would be materially adverse to the interest of the Company.

         In the event of termination of Employee's employment hereunder for cause, Employee shall be entitled to receive only his salary to the date of such termination and shall not be entitled to receive any incentive compensation he might otherwise have been entitled to receive hereunder.

     8. The Employee shall not at any time hereafter divulge or disclose to any person, firm or company, or make use of any confidential or other information which constitutes special or exclusive knowledge connected with the business or operations of the Company or with any of its dealings, transactions or affairs and which he may acquire during the period of this Employment Agreement.

     9. During the term of this Employment Agreement, Employee shall be entitled to reimbursement of all reasonable out-of-pocket expenses incurred on behalf of the Company by reason of his employment and to participate in the same employee benefits as all other employees of the Company, consistent with past practices.

     10. The Employee will not, during the term of this Agreement and for a period of one (1) year after his voluntary termination of this Agreement, engage, directly or indirectly, in any type of business in which W-H or any of its subsidiaries is actively engaged in the state of Texas and Louisiana, or in owning, managing, operating, controlling or being employed by or participating in the management, ownership, operation or control of, or be connected in any manner with, any business in the states of Texas and Louisiana of the type and character engaged in by W-H or any of its subsidiaries, except that Employee may hold up to 2% of the outstanding shares of any publicly held company engaged in such competitive activities.

     11. The rights and benefits of the Employee under this Employment Agreement may not be assigned by the Employee.

     12. This Employment Agreement shall be deemed to have been executed in, governed by and construed in accordance with the laws of the State of Texas.

     13. If any term, provision, covenant, or restriction of this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     14. This Employment Agreement supersedes the Amended Employment agreement originally dated June 14, 1994 and amended on September 30, 1996, which is hereby terminated.

     WITNESS THE EXECUTION HEREOF, effective as of the date herein before indicated.

     W-H ENERGY SERVICES, INC.



      By:
         -------------------------------------
          Kenneth T. White, Jr., Chairman



      By:
         -------------------------------------
          William J. Thomas, III